EXHIBIT 10.19

SETTLEMENT AGREEMENT

(with Mutual General Release)

THIS SETTLEMENT AGREEMENT (this “Settlement Agreement”), made this 14th day of January 2014 and to be effective as of such date, by and among:

The Parties of the First Part, being:

1. ScripsAmerica, Inc., a Delaware corporation with executive offices at Corporate Office Center Tysons II, 1650 Tysons Boulevard, Suite 1580, Tyson Corner, VA 22102 (hereinafter “Scrips”); and

2. Steve Urbanski, an adult individual residing at 1142 Bonnie Lane, Mt. Pleasant, SC 29464 (hereinafter “Urbanski”);

AND

The Parties of the Second Part, being:

1. GEM Global Yield Fund Limited, a company organized under the laws of the Cayman Islands and having a principal office at c/o CM Group, Commerce House, 1 Bowring Road, Ramsey, Isle of Man IM8 2LQ (hereinafter “GEM”); and

2. 590 Partners, LLC, a company with offices co-located with GEM (hereinafter “590"); and

3. Global Emerging Markets and/or The GEM Group, with offices located at 590 Madison Avenue, New York, New York 10022 (hereinafter “GEM Group”, and together with Scrips, Urbanski, GEM and 590, each a “Party” and collectively, the “Parties”);

WITNESSETH THAT:

WHEREAS, the various parties negotiated various documents, such as a Share Lending Agreement dated as of October 10, 2013 (entered into between Urbanski and GEM) (the “Share Lending Agreement”), a Common Stock Purchase Agreement (entered into between Scrips and GEM) (the “Common Stock Purchase Agreement”), an Agreement dated as of October 10, 2013 (entered into between Scrips and GEM) and various other related agreements;

WHEREAS, some of the negotiated agreements were reduced to writing and executed by the relevant parties; some of the negotiated agreements although reduced to writing were executed by one party but not the other(s), while others remained as oral understandings, and some documents, although reduced to writing and signed by at least one party were not delivered;

WHEREAS, as events have unfolded, certain disagreements have arisen between the various parties e.g., Urbanski and GEM, and the parties desire to settle the disputes, to terminate any and all arrangements between themselves, and to release one another from any and all obligations arising out of the referenced agreements; and

WHEREAS, the parties desire, among other things, to cancel the Common Stock Purchase Agreement and enter into a new Common Stock Purchase Agreement and related Warrants.

NOW, THEREFORE, in consideration of the mutual promises, covenants and releases contained herein, and intending to be legally bound, the parties have agreed, and do hereby agree, as follows:

1. (a) Upon the Parties performing all of the obligations and undertakings pursuant to this Settlement Agreement, any and all memoranda, agreements, contracts, understandings and undertakings, written or oral (“Documents”) by and between/among the parties hereto are, except as otherwise provided herein or to the extent necessary to effectuate this Settlement Agreement, declared null and void, ab initio, and of no further effect. Any offers and/or acceptances of any party, to any such Documents, are, except to the extent necessary to effectuate this Settlement Agreement, withdrawn and revoked. No party, nor any associate, affiliate, parent or subsidiary of any party, shall have any right or duty under any such Document, except to the extent necessary to effectuate this Settlement Agreement.

(b) The term “associate”, solely for purposes of this Settlement Agreement, shall include, for Scrips, its administrators, predecessors, successors, assigns, affiliates, parents, subsidiaries, officers, directors, employees, associated persons, attorneys, agents, contractors and representatives, and all persons acting by, through and under each of them, including, without limitation, Robert Schneiderman and Jeffrey Andrews.

(c) The term “associate”, solely for purposes of this Settlement Agreement, shall include, for Urbanski, his heirs, executors, administrators, predecessors, successors, assigns, affiliates, employees, associated persons, attorneys, agents, contractors and representatives, and all persons acting by, through and under each of them.

(d) The term “associate”, solely for purposes of this Settlement Agreement, shall include for the Parties of the Second Part, their administrators, predecessors, successors, assigns, affiliates, parents, subsidiaries, officers, directors, employees, associated persons, attorneys, agents, contractors and representatives, and all persons acting by, through and under each of them, including, without limitation, Franco Scalamandre, Christopher Brown, and Warren P. Baker.

2. (a) Pursuant to the Share Lending Agreement, Urbanski loaned to GEM a total of 3,640,786 shares of the Common Stock of Scrips.

(b) On or about the date hereof, GEM shall return to Scrips’ stock transfer agent, for the benefit of Urbanski, 2,753,506 shares of the Common Stock of Scrips, being a return and partial repayment of that number of the 3,640,786 borrowed shares.

(c) Scrips hereby agrees to sell to GEM, and GEM hereby agrees to purchase from Scrips, Eight Hundred Eighty-Seven Thousand, Two Hundred Eighty (887,280) shares of its restricted Common Stock for the sum of One Hundred Twenty Thousand, Three Hundred Eighty-One dollars (US$125,381) to be paid as follows:

(i) GEM shall, promptly upon execution of this Settlement Agreement, time being of the essence, pay to Scrips, by wire transfer to Scrips’ bank account (with such wire transfer instructions being provided separately by Scrips to GEM), the sum of One Hundred Ten Thousand, One Hundred Sixty-Nine dollars and Seventy-Five cents (US$110,169.75) and

(ii) GEM shall, immediately upon execution of this Settlement Agreement, time being of the essence, pay to the law firm of Gottbetter & Partners, LLP, 488 Madison Avenue, New York 10022 the sum of Fifteen Thousand, Two Hundred Eleven dollars and Twenty-Five cents (US$15,211.25), which sum GEM represents to be payment in full to such firm of any amounts owing by Scrips, Urbanski or any associate thereof in connection with the Documents and the contemplated transactions.

(d) GEM hereby assigns its right to receive the 887,280 shares to Urbanski and Urbanski accepts such shares as full and final repayment of the shares owed to him under the Share Lending Agreement. Scrips shall, immediately upon receipt the above wire transfer, issue the 887,280 shares purchased by GEM to Urbanski (the “Share Issuance”). For the avoidance of doubt, it is hereby agreed and understood by the Parties that with this assignment and issuance, GEM, GEM Global, 590 and their associates shall have no further obligation whatsoever to repay any additional shares or any other consideration to Urbanski and his associates under the Share Lending Agreement or otherwise.

3. (a) All Warrants, heretofore issued by Scrips to 590 and/or GEM and any associates of either are mutually cancelled. The cancelled warrants (collectively, the “Warrants”) were issued on October 10, 2013, as follows:

Warrant ID	No. of Shares	Warrant holder	Exercise Price
GEM 001	2,000,000	GEM	$.41
GEM 002	2,000,000	590	$.41
GEM 003	1,500,000	GEM	$.55
GEM 004	1,500,000	590	$.55
GEM 005	1,500,000	GEM	$.75
GEM 006	1,500,000	590	$.75

(b) GEM and 590, jointly and severally, shall, promptly after execution of this Settlement Agreement, time being of the essence, return all of the original Warrants marked as “CANCELLED to Scrips.

(c) The Parties of the Second Part agree that no other warrants are owing to, issuable to, or otherwise owed to GEM, 590 or any associate thereof as the result of any Document referenced in Paragraph 1 above, other than as set forth in Paragraph 4 below.

4. NEW SHARE PURCHASE ARRANGEMENT. (a) Scrips and the Parties of the Second Part have negotiated a new arrangement for the above-cancelled Common Stock Purchase Agreement. Subject to the prior timely performance by all Parties of their respective obligations in Paragraph 2, the Common Stock Purchase Agreement in the form to be agreed to among GEM, 590 and Scrips (the “New Common Stock Purchase Agreement”) shall be executed by such Parties after the date hereof and promptly delivered to the other parties.

(b) On or prior to the date hereof, Scrips shall issue to GEM and 590 new warrants to purchase common stock of Scrips, dated as of the date hereof, in the amended form as the specimen attached hereto as Exhibit A (the “New Warrants”), as follows:

Warrant ID	No. of Shares	Warrant holder	Exercise Price
GEM 007	1,000,000	GEM	$.41 fixed
GEM 008	1,000,000	590	$.41 fixed
GEM 009	750,000	GEM	$.55 fixed
GEM 010	750,000	590	$.55 fixed
GEM 011	750,000	GEM	$.75 fixed
GEM 012	750,000	590	$.75 fixed

The Warrants shall contain a provision empowering Scrips, in the event that the Scrips’ common stock trades at or above 160% of the applicable exercise price of the New Warrant for twenty two (22) consecutive trading days, to call the affected Warrants for cancellation, with the New Warrant holder having the right for thirty (30) days after delivery of Scrips’ call to exercise such New Warrant in accordance with the terms of the New Warrant. For the avoidance of doubt, Scrips, GEM and 590 hereby agree and acknowledge that the New Warrants will be fully earned and due, and Scrips shall have an obligation to issue the New Warrants to GEM and 590, on the date hereof, irrespective of whether any transactions are consummated under the New Common Stock Purchase Agreement or otherwise. GEM and Urbanski further agree and acknowledge that GEM, 590 and GEM Group are entering into this Agreement in reliance on, and as a condition of, such obligation by Scrips to issue the New Warrants.

(c) In the event that Scrips raises funding of gross proceeds of $1,500,000 or more (whether in one or more closings), which funding would be a result of the actions of GEM, whether direct or indirect, Scrips shall issue to GEM and 590 an additional 5,000,000 Warrants, divided as set forth in (b) above.

5. MUTUAL GENERAL RELEASE. The parties desire this Settlement Agreement to finally terminate all relations among them. Subject to performance by the parties of all of their respective obligations and undertakings as provided in this Settlement Agreement, and for and in consideration of the terms contained herein, Scrips and Urbanski, the Parties of the First Part, and their associates, on the one hand, and GEM, 590 and GEM Group, the Parties of the Second Part, and their associates, on the other hand, do hereby, individually and collectively, release, remise, hold harmless and forever discharge each other, as well as their associates of and from any and all manner of actions, liabilities, causes of action, suits, debts, dues, accounts, sums of money, damages, reckonings, bills, specialties, bonds, covenants, notes, contracts, controversies, agreements, judgments, demands, promises, variances, trespasses, extents, executions, claims, counterclaims and claims whatever nature and kind, in law, admiralty or in equity (including reasonable attorney’s fees/expenses and court costs arising directly or indirectly therefrom), whether or not heretofore known, suspected or asserted, foreseen or unforeseen, which any party, individually or collectively, ever had, or now has or may have in the future against the other party by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof; provided that nothing contained in this Agreement shall be deemed to effect a release of any obligation undertaken by any of the Parties pursuant to this Settlement Agreement.

6. COVENANT NOT TO SUE. Subject to timely performance by the Parties of all of their respective obligations and undertakings as provided above, each Party, for itself or himself and its or his associates, hereby covenant not to sue, at law, admiralty or in equity, or demand arbitration against, or to otherwise seek any claims, liabilities, redress, damages, injunctions, prohibitions, judgments, extents, executions, claims sums of money, dues or any other remedy from or against any other Party or its or his associates, pertaining to the contemplated transactions (including, without limitation, the Share Issuance) and the Documents.

7. NO DISPARAGEMENT. Scrips and Urbanski shall not, and shall cause their associates not to, disparage GEM, 590, GEM Global or any of their associates. GEM, 590 and GEM Global shall not, and shall cause their associates not to, disparage Scrips or Urbanski or any of their associates.

8. WARRANTY OF AUTHORITY. Each party to this Settlement Agreement hereby represents and warrants that it has the requisite corporate or individual power and authority (as applicable) to enter into and to consummate the transactions require pursuant to this Settlement Agreement and that the completion of the transactions required hereby has been duly authorized by all necessary action.

8. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. The parties agree that venue for any dispute arising under this Warrant will lie exclusively in the state or federal courts located in New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof.

9. SIGNATURES. This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument. Delivery of an executed counterpart of this Agreement may be made by facsimile or other electronic transmission. Any such counterpart or signature pages sent by facsimile or other electronic transmission shall be deemed to be written and signed originals for all purposes, and copies of this Agreement containing one or more signature pages that have been delivered by facsimile or other electronic transmission shall constitute enforceable original documents. As used in this Agreement, the term “electronic transmission” means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this agreement to be executed in multiple originals, on the date first mentioned above.

SCRIPSAMERICA, INC.

By: /s/Robert Schneiderman

Name: Robert Schneiderman

Title: CEO

GEM GLOBAL YIELD FUND LIMITED	590 PARTNERS, LLC

By: /s/Chris Brown	By: /s/Franco Scalamandre
Name: Chris Brown	Name: Franco Scalamandre
Title:	Title:

THE GEM GROUP

By:  /s/Chris Brown

Name: Chris Brown

Title:

STEVE URBANSKI, INDIVIDUALLY

/s/Steve Urbanski

EXHBIT A

Form of New Warrants

[see attached]

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